UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
August 1, 2008

Wynn Resorts, Limited
(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 1, 2008, Wynn Resorts, Limited (the “Company”) entered into an amendment (“Amendment No. 1”) to its Credit Agreement, dated as of June 21, 2007 (the “Original Credit Agreement” and as amended by Amendment No. 1, the “Credit Agreement”), among the Company, Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and joint book running manager, Banc of America Securities LLC, as joint lead arranger and joint book running manager and Bank of America, N.A., as syndication agent, and the several banks and other financial institutions or entities from time to time party to the Credit Agreement (the “Lenders”).

Under the Original Credit Agreement, if any subsidiary (other than a restricted subsidiary) of the Company or its restricted subsidiaries made any dividend or distribution with respect to any equity interests in such subsidiary, or made an advance or loan to the Company or any of its restricted subsidiaries, then the Company would be required to cause loans under the Credit Agreement to be prepaid in an amount equal to 50% of such dividends, distributions, advances or loans on or prior to the date which is five business days after the receipt thereof.  However, certain dividends, distributions advances or loans by subsidiaries were exempted from such prepayment requirements (such items being defined as “Excluded Distributions”), including dividends, distributions and advances from Wynn Resorts Macau up to $545.0 million.

Pursuant to Amendment No. 1, the definition of “Excluded Distributions” has been amended to include an additional $500.0 million dividends, distributions and advances from any subsidiary.  However, the prepayment rate applicable to dividends, distributions or advances by unrestricted subsidiaries which are not “Excluded Distributions” has been increased from 50% to 100% of such dividends, distributions, advances or loans.

Amendment No. 1 also amends the Original Credit Agreement by requiring that any change to the definition of “Excluded Distributions” under the Credit Agreement or Section 2.04(b)(iv) of the Credit Agreement (which is the provision addressed in the immediately preceding paragraph) shall require the written consent of Lenders having at least 80% of the sum of (a) the aggregate outstanding amount of all loans under the Credit Agreement and (b) aggregate unused loan commitments; provided that the unused commitment of, and the portion of the aggregate outstanding amount of all loans under the Credit Agreement held or deemed held by any defaulting Lender, shall be excluded for purposes of making such calculation.

Amendment No. 1 also amends the restriction on assignment set forth in the Original Credit Agreement pertaining to the assignment by a Lender of its interest in loans to affiliates of the Company or direct or indirect holders of an equity interest in the Company, for the limited purpose of permitting the purchase by Mr. Stephen A. Wynn, Chairman of the Board of Directors and Chief Executive Officer of the Company (“Mr. Wynn”), of outstanding loans under the Credit Agreement, subject to a limitation on Mr. Wynn’s voting rights to the extent of any loans held by Mr. Wynn that are in excess of 25% of the total credit facility under the Credit Agreement.

Additionally, Amendment No. 1 amends the Original Credit Agreement to provide that, in the event that the Company or any of its affiliates offers any fee, payment or other consideration to any Lender in connection with such Lender’s consideration or approval of any consent, waiver or amendment to the Credit Agreement, then the Company shall, or shall cause such affiliate to, offer such fee, payment or other consideration to each other Lender on a pro rata basis based on the sum of (a) the aggregate outstanding amount of all loans under the Credit Agreement and (b) aggregate unused loan commitments held by each such Lender; provided that (i) the unused commitment of, and the portion of the aggregate outstanding amount of all loans under the Credit Agreement held or deemed held by any defaulting Lender shall be excluded for purposes of the foregoing and (ii) Mr. Wynn shall not be offered such a fee, payment or other consideration for the portion of the loans held by Mr. Wynn which he is not entitled to vote pursuant to the terms of the Credit Agreement.

The description of Amendment No. 1 set forth herein does not purport to be complete and is qualified in its entirety by the provisions of Amendment No. 1, which is incorporated herein by reference and is filed herewith as Exhibit 10.1.

Amendment No. 1 was considered and approved in accordance with the Company’s policy concerning related party transactions, as more fully described in the Company’s proxy statement.

On August 1, 2008, Mr. Wynn advised the Company that he had purchased $198.25 million in face amount of loans.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

10.1
Amendment No. 1 to Credit Agreement, dated as of August 1, 2008, among Wynn Resorts, Limited and Deutsche Bank Trust Company Americas, as Administrative Agent on behalf of the several banks and other financial institutions or entities from time to time party to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2008

WYNN RESORTS, LIMITED

By:	/s/ Matt Maddox
Matt Maddox
Chief Financial Officer and Treasurer